ENB FINANCIAL CORP

FOR IMMEDIATE RELEASE

Date:  April 3, 2020

Contacts:

Jeffry S. Stauffer	Barry W. Harting
President and Chief Executive Officer	Corporate Secretary
(717) 733-4181	(717) 733-4181

ENB FINANCIAL CORP ANNOUNCES CHANGE OF LOCATION

OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 5, 2020

EPHRATA, PA, April 3, 2020 – ENB Financial Corp (“ENB”), the parent bank holding company of Ephrata National Bank, announced today that due to the emerging public health impact of the coronavirus (COVID-19) pandemic, the location of ENB’s annual meeting of shareholders has been changed and will be held in a virtual meeting format only. There will be no physical location for the annual meeting. The annual meeting will be held on Tuesday, May 5, 2020 at 1:00 p.m., local time. Further information regarding this change to the location of the annual meeting can be found in the updated notice of meeting filed by ENB with the Securities and Exchange Commission on April 3, 2020.

About ENB Financial Corp

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from twelve full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence ENB’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.